Exhibit 99.1

For Immediate Release

HAMPDEN BANCORP, INC. REPORTS YEAR END RESULTS, ANNOUNCES DATE OF ANNUAL MEETING OF SHAREHOLDERS, DECLARES CASH DIVIDEND AND ELECTS RICHARD SUSKI TO BOARD OF DIRECTORS

SPRINGFIELD, Mass. July 31, 2007. Hampden Bancorp, Inc. (the “Company”) (NASDAQ - HBNK), which is the holding company for Hampden Bank (the “Bank”), announced the results of operations for the three and twelve months ended June 30, 2007.

Net income increased by $680,000, to $658,000 for the three month period ended June 30, 2007 from a net loss of $22,000 for the three month period ended June 30, 2006. This increase was mainly due to an increase in net interest income for the three months ended June 30, 2007 of $732,000, or 28.0%, to $3.4 million over the same period in 2006.

As a result of the planned contribution Hampden Bancorp, Inc. made to the Hampden Bank Charitable Foundation of $3.8 million, net income decreased by $2.5 million from $1.0 million for the year ended June 30, 2006, to a net loss of $1.5 million for the year ended June 30, 2007. Income from operations, excluding the charitable foundation contribution, increased by 47.5% for the year ended June 30, 2007 compared to the year ended June 30, 2006. Income from operations, excluding the charitable foundation contribution, was $1.5 million for the year ended June 30, 2007, which was an increase of $484,000 compared to $1.0 million for the year ended June 30, 2006. The impact on net income, including a tax benefit of $827,000, of the charitable foundation contribution was a decrease of $3.0 million. An offset to the charitable foundation contribution was an increase in net interest income for the year ended June 30, 2007 of $1.0 million, or 9.1%, to $11.9 million over the same period in 2006.

The Company’s total assets increased by $55.1 million, or 11.8%, from $468.8 million at June 30, 2006 to $523.9 million at June 30, 2007, primarily attributable to the receipt of the net proceeds in the stock offering. Securities available for sale increased by $38.4 million, or 34.7%, to $149.1 million at June 30, 2007. Net loans, excluding loans held for sale, increased by $10.5 million, or 3.3%, to $328.4 million at June 30, 2007. There was also an increase in cash and cash equivalents of $5.7 million, or 38.1%, to $20.5 million at June 30, 2007.

Deposits increased $4.6 million, or 1.4%, to $327.3 million at June 30, 2007 from $322.7 million at June 30, 2006. Core deposits increased by $14.8 million, or 11.3%, to $145.6 million at June 30, 2007. A partial offset to this increase was a decrease in certificates of deposit of $10.2 million, or (5.3%), to $181.7 million for the year ended June 30, 2007. Approximately $14.9 million of deposits were withdrawn from deposit accounts by shareholders in order to purchase shares in the stock offering.

Short-term borrowings, including repurchase agreements, decreased $16.3 million, or (53.9%), to $13.9 million at June 30, 2007 from $30.2 million at June 30, 2006. Long-term borrowings decreased $5.5 million, or (6.8%), to $75.3 million at June 30, 2007 from $80.8 million at June 30, 2006.

Total capital increased by $70.7 million, to $102.0 million at June 30, 2007, compared to $31.3 million at June 30, 2006, which is due to the completion of the stock offering. Our ratio of capital to total assets increased to 19.5% as of June 30, 2007, from 6.7% as of June 30, 2006, which is due to the increase in capital attributable to the stock proceeds.

According to Thomas R. Burton, President and CEO, “Fiscal ‘07 has been a remarkable year for Hampden Bank and Hampden Bancorp as we completed the conversion from a mutual to stockholder owned organization and continued to grow the bank at an aggressive pace while improving financial performance. The flat yield curve, with its pressure on interest margins, continues to present considerable challenges to us and the industry as a whole.”

Burton also announced that Richard Suski, CPA, has joined the Board of Directors. Mr. Suski, of Glastonbury, Connecticut, was Audit Partner-in-Charge of Financial Institutions of the Hartford office of KPMG LLP. In addition, after leaving KPMG LLP he served on the boards of First Federal Savings-East Hartford and the Savings Bank of Manchester. To allow for the election of Mr. Suski, the Company’s Board of Directors has adopted a resolution to increase the authorized number of directors from 13 to 14.

The Company announced that its 2007 annual meeting of shareholders will be held on Thursday, November 1, 2007 at 10:00 a.m. (Eastern Time) at the Sheraton Springfield Monarch Place Hotel, One Monarch Place, Springfield, MA. The record date for shareholders entitled to vote at the meeting will be September 17, 2007.

The Company also announced today that the Board of Directors of the Company declared a quarterly cash dividend of $0.03 per common share, payable on August 28, 2007, to stockholders of record at the close of business on August 13, 2007.

Established in 1852, Hampden Bank is a full service community bank serving the families and businesses in and around Hampden County. The Bank currently has seven branch office locations in Springfield, Agawam, Longmeadow, West Springfield and Wilbraham, including our newest office at Tower Square in downtown Springfield. Hampden Bank offers customers the latest in internet banking, including on-line banking and bill payment services.

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Because these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend” or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may.” Certain factors that could have a material adverse affect on the operations of the Bank include, but are not limited to, increased competitive pressure among financial service companies, national and regional economic conditions, changes in interest rates, changes in consumer spending, borrowing and savings habits, legislative and regulatory changes, adverse changes in the securities markets, inability of key third-party providers to perform their obligations to Hampden Bank, changes in relevant accounting principles and guidelines and our ability to successfully implement our branch expansion strategy. Additionally, other risks and uncertainties are described in the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) which is available through the SEC’s website at www.sec.gov. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

Contact

Hampden Bancorp, Inc.

Robert A. Massey, 413-452-5150

Senior Vice President and Treasurer

rmassey@hampdenbank.com

HAMPDEN BANCORP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

	At June 30,
	2007	2006
	(unaudited)
	(In Thousands)
Selected Financial Condition Data:

Total assets	$523,937	$468,786
Loans, net (1)	329,538	318,202
Securities	149,147	110,761
Deposits	327,341	322,714
Short-term borrowings, including repurchase agreements	13,937	30,235
Long-term debt (2)	75,334	80,824
Total Stockholders’ Equity	102,018	31,274

(1) Includes loans held for sale.

(2) Long-term debt includes advances from the FHLB with a remaining original maturity of one year or greater.

	For The Three Months Ended June 30,			For The Year Ended June 30,
	2007	2006		2007		2006
	(unaudited)			(unaudited)
	(In Thousands)			(In Thousands)
Selected Operating Results:

Interest and dividend income, including fees	$7,097	$6,095		$27,534		$23,428
Interest expense	3,743	3,473		15,481		12,340
Net interest income	3,354	2,622		12,053		11,088
Provision for loan losses	30	25		122		150
Net interest income after provision for loan losses	3,324	2,597		11,931		10,938
Non-interest income	697	358		1,755		1,403
Gain on sales of securities and loans, net	130	5		208		23
Non-interest expense (1)	3,352	3,106		15,616		11,067
Income (loss) before income tax expense	799	(146)		(1,722)		1,297
Income tax expense (benefit) (2)	141	(124)		(267)		277
Net income (loss)	$658	$(22)		$(1,455)		$1,020

Basic earnings per share	$0.09	N/A	*	N/A	*	N/A	*
Diluted earnings per share	$0.09	N/A	*	N/A	*	N/A	*

*    Earnings per common share are not presented as Hampden Bancorp Inc.’s initial public offering was completed on January 16, 2007; therefore per share results would not be meaningful.

(1) Year-ended June 30, 2007 includes the contribution to the Hampden Bank Charitable Foundation in the amount of $3.8 million.

(2) Year-ended June 30, 2007 includes a tax benefit of approximately $827,000 due to the donation to the Hampden Bank Charitable Foundation.

RECONCILIATION OF NON-GAAP INCOME

For The Year Ended
June 30, 2007

Net loss (GAAP)	$(1,455)

Add back contribution to Hampden Bank
Charitable Foundation	3,786

Adjustment: Income taxes	(827)
Income from operations	$1,504